Item 30. Exhibit (h) i. w. 2. iv.

SCHEDULE I

ACCOUNTS AND ASSOCIATED POLICIES

(Updated and effective as of August 11, 2025)

Name of Account	Policies Funded by Separate Account
Massachusetts Mutual Variable Life Separate Account I Established July 13, 1988	Apex VULSM
Massachusetts Mutual Variable Life Separate Account IX Established August 17, 2020	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X Established June 15, 2023	Strategic Life 21
Massachusetts Mutual Variable Life Separate Account VII Established October 17, 2005	Strategic Life 20B Strategic Life 21B
C.M. Life Variable Life Separate Account I Established February 2, 1995	Electrum SelectSM Apex VULSM
MML Bay State Variable Life Separate Account II, MML Bay State Variable Life Separate Account III, MML Bay State Variable Life Separate Account IV, MML Bay State Variable Life Separate Account V	Strategic Life 5